CUSIP No. 60979P 105	Page 1 of 24 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

(Amendment No. 8)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

Under the Securities Exchange Act of 1934*

Monogram Residential Trust, Inc.
(Name of Issuer)

Common Stock, $0.0001 par value per share
(Title of Class of Securities)

60979P 105
(CUSIP Number)

Yehuda Hecht
Madison International Realty
410 Park Avenue, 10th Floor
New York, New York 10022
(212) 688-8777

With a copy to:

Lee S. Parks
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
(212) 859-8000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 05, 2017
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60979P 105	Page 2 of 24 Pages

1	NAME OF REPORTING PERSON MIRELF V REIT Investments LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 6,577,088
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 6,577,088
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,088
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.94%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 3 of 24 Pages

1	NAME OF REPORTING PERSON MIRELF V REIT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 6,577,088
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 6,577,088
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,088
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.94%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 4 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Real Estate Liquidity Fund V, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 6,577,088
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 6,577,088
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,088
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.94%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 60979P 105	Page 5 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Holdings V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 6,577,088
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 6,577,088
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,088
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.94%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 6 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Realty V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 6,577,088
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 6,577,088
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,088
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.94%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 7 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Realty Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 6,577,088
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 6,577,088
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,088
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.94%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 8 of 24 Pages

1	NAME OF REPORTING PERSON MIRELF VI (AIV), LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 60979P 105	Page 9 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Real Estate Liquidity Fund VI, SCS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 10 of 24 Pages

1	NAME OF REPORTING PERSON MIRELF VI (SCS Blocker), LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 60979P 105	Page 11 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Real Estate Liquidity Fund VI (TE), LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 60979P 105	Page 12 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Real Estate Liquidity Fund VI (T), LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 60979P 105	Page 13 of 24 Pages

1	NAME OF REPORTING PERSON MIRELF VI (U.S.) LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 60979P 105	Page 14 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Holdings VI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 15 of 24 Pages

1	NAME OF REPORTING PERSON Madison International Realty VI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 16 of 24 Pages

1	NAME OF REPORTING PERSON MIRELF VI REIT
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 17 of 24 Pages

1	NAME OF REPORTING PERSON MIRELF VI REIT Investments II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 60979P 105	Page 18 of 24 Pages

1	NAME OF REPORTING PERSON Ronald M. Dickerman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER NONE
	8	SHARED VOTING POWER 6,577,088
	9	SOLE DISPOSITIVE POWER NONE
	10	SHARED DISPOSITIVE POWER 6,577,088
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,088
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.94%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 60979P 105	Page 19 of 24 Pages

ITEM 1.  SECURITY AND ISSUER

This Amendment No. 8 (“Amendment No. 8”) to Schedule 13D amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission on December 22, 2014 (the “Original Schedule 13D”), by the Reporting Persons (as defined below), as amended by Amendment No. 1, filed with the Securities and Exchange Commission on May 1, 2015, as further amended by Amendment No. 2, filed with the Securities and Exchange Commission on August 28, 2015, as further amended by Amendment No. 3, filed with the Securities and Exchange Commission on November 6, 2015, as further amended by Amendment No. 4, filed with the Securities and Exchange Commission on February 19, 2016, as further amended by Amendment No. 5, filed with the Securities and Exchange Commission on May 12, 2016, as further amended by Amendment No. 6, filed with the Securities and Exchange Commission on January 30, 2017, as further amended by Amendment No. 7, filed with the Securities and Exchange Commission on March 28, 2017, relating to the common stock, par value $0.0001 per share (“Common Stock”), of Monogram Residential Trust, Inc. (the “Issuer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Original Schedule 13D as previously amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7. Except as specifically amended and supplemented by this Amendment No. 8, all other provisions of the Original Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7, shall remain in full force and effect.

This Amendment No. 8 is being filed by

●	MIRELF V REIT Investments LLC (“MIRELF V REIT Investments”)
●	MIRELF V REIT (“MIRELF V REIT”)
●	Madison International Real Estate Liquidity Fund V, LP (“MIRELF V”)
●	Madison International Holdings V, LLC (“Holdings”)
●	Madison International Realty V, LLC (“Realty”, and together with MIRELF V REIT Investments, MIRELF V REIT, MIRELF V and Holdings, the “Fund V Entities”)
●	MIRELF VI (AIV), LP (“MIRELF VI AIV”)
●	Madison International Real Estate Liquidity Fund VI, SCS (“Fund VI SCS”)
●	MIRELF VI (SCS Blocker), LP (“SCS Blocker”)
●	Madison International Real Estate Liquidity Fund VI (TE), LP (“Fund VI TE”)
●	Madison International Real Estate Liquidity Fund VI (T), LP (“Fund VI T”)
●	MIRELF VI (U.S.) LP (“MIRELF VI”)
●	Madison International Realty VI, LLC (“Realty VI”)
●	Madison International Holdings VI, LLC (“Holdings VI”)
●	MIRELF VI REIT (“MIRELF VI REIT”)
●
MIRELF VI REIT Investments II, LLC (“MIRELF VI REIT Investments II”, and together with MIRELF VI AIV, Fund VI SCS, SCS Blocker, Fund VI TE, Fund VI T, MIRELF VI, Realty VI, Holdings VI, and MIRELF VI REIT, the “Fund VI Entities”)

●	Madison International Realty Holdings, LLC (“Realty Holdings”)
●	Ronald M. Dickerman (“Mr. Dickerman” and, together with the Fund V Entities, the Fund VI Entities and Realty Holdings, the “Reporting Persons”).

CUSIP No. 60979P 105	Page 20 of 24 Pages

This Amendment No. 8 amends Item 5 as set forth below. As set forth below, as a result of the transactions described herein, on July 6, 2017, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock. The filing of this Amendment No. 8 represents the final amendment to the Schedule 13D and constitutes an exit filing for the Reporting Persons.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

Item 5 is hereby amended in its entirety and replaced with the following:

(a) and (b)
The aggregate percentage of Common Stock reported as owned by each Reporting Person is based upon the 166,963,812 shares of Common Stock disclosed by the Issuer as outstanding as of March 31, 2017 in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on March 31, 2017.

By virtue of the relationships reported under Item 2, the Fund V Entities, Realty Holdings and Mr. Dickerman may be deemed to have shared voting and dispositive power with respect to the Purchased Shares, the Additional Purchased Shares, the Second Additional Purchased Shares, the Third Additional Purchased Shares, the Fourth Additional Purchase Shares, the Fifth Additional Purchased Shares and the Sixth Additional Purchased Shares, which, based on calculations made in accordance with Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, constitute approximately 3.94% of the outstanding Common Stock.

Holdings and Mr. Dickerman disclaim beneficial ownership of the shares of Common Stock beneficially owned by any of the other Funds V Entities to the extent that equity interests in such entities are held directly or indirectly by different persons.

In addition, (i) each of the Fund V Entities disclaim beneficial ownership of the Common Stock beneficially owned by any other Fund V Entity and (ii) Realty and Realty Holdings disclaim beneficial ownership of shares of Common Stock beneficially owned by any of the Fund V Entities or Mr. Dickerman.

As a result of the transactions described in Schedule I, on July 6, 2017, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock. The filing of this Amendment No. 8 represents the final amendment to the Schedule 13D and constitutes an exit filing for the Reporting Persons.

(c)
Except as set forth on Schedule I hereto, none of the Reporting Persons or any other person or entity referred to in Item 2 has effected any transactions in the Common Stock during the 60 day period immediately preceding July 6, 2017.

(d)
By virtue of the relationships described in Item 2, each of the Reporting Persons may be deemed to have the power to direct the receipt of dividends declared on the remaining shares owned by the Reporting Persons.

(e)	Not applicable.

CUSIP No. 60979P 105	Page 21 of 24 Pages
Signature

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 6, 2017

MIRELF V REIT Investments LLC		MIRELF V REIT

By:	MIRELF V REIT,	By:	Madison International Real Estate Liquidity Fund V, LP,
	its Managing Member		its Trustee

By:	Madison International Real Estate Liquidity Fund V, LP,	By:	Madison International Holdings V, LLC,
	its Trustee		its General Partner

By:	Madison International Holdings V, LLC,	By:	/s/ Ronald M. Dickerman
	its General Partner		Ronald M. Dickerman, Managing Member

By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman, Managing Member

Madison International Real Estate Liquidity Fund V, LP		Madison International Realty V, LLC

By:	Madison International Holdings V, LLC,	By:	Madison International Realty Holdings, LLC,
	its General Partner		its Managing Member

By:	/s/ Ronald M. Dickerman	By:	/s/ Ronald M. Dickerman
	Ronald M. Dickerman, Managing Member		Ronald M. Dickerman, Managing Member

Madison International Holdings V, LLC		Madison International Realty Holdings, LLC

By:	/s/ Ronald M. Dickerman	By:	/s/ Ronald M. Dickerman
	Ronald M. Dickerman, Managing Member		Ronald M. Dickerman, Managing Member

MIRELF VI (U.S.), LP		MIRELF VI REIT

By:	Madison International Holdings VI, LLC	By:	MIRELF VI (U.S.), LP
	its General Partner		its Trustee

By:	/s/ Ronald M. Dickerman	By:	Madison International Holdings VI, LLC
	Ronald M. Dickerman, Managing Member		its General Partner

		By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman, Managing Member

CUSIP No. 60979P 105	Page 22 of 24 Pages

Madison International Realty VI, LLC		MIRELF VI (AIV), LP

By:	Madison International Realty Holdings, LLC,	By:	Madison International Holdings VI, LLC,
	its Managing Member		its General Partner

By:	/s/ Ronald M. Dickerman	By:	/s/ Ronald M. Dickerman
	Ronald M. Dickerman, Managing Member		Ronald M. Dickerman, Managing Member

MIRELF VI (SCS Blocker), LP		Madison International Real Estate Liquidity Fund VI, SCS

By:	Madison International Holdings VI, LLC,	By:	Madison International Real Estate (Lux) GP, S.à r.l.,
	its General Partner		its General Partner

By:	/s/ Ronald M. Dickerman	By:	/s/ Ronald M. Dickerman
	Ronald M. Dickerman, Managing Member		Ronald M. Dickerman, Manager

Madison International Real Estate Liquidity Fund VI (T) LP		Madison International Real Estate Liquidity Fund VI (TE) LP

By:	Madison International Holdings VI, LLC,	By:	Madison International Holdings VI, LLC,
	its General Partner		its General Partner

By:	/s/ Ronald M. Dickerman	By:	/s/ Ronald M. Dickerman
	Ronald M. Dickerman, Managing Member		Ronald M. Dickerman, Managing Member

Madison International Holdings VI, LLC

		By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman, Managing Member

CUSIP No. 60979P 105	Page 23 of 24 Pages

Ronald M. Dickerman	MIRELF VI REIT Investments II, LLC

/s/ Ronald M. Dickerman	By:	MIRELF VI REIT,
its Sole Member

	By:	MIRELF VI (U.S.), LP,
its Trustee

	By:	Madison International Holdings VI, LLC,
its General Partner

	By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman, Managing Member

CUSIP No. 60979P 105	Page 24 of 24 Pages

SCHEDULE I

Shares of Common Stock acquired or sold by the Reporting Persons during the past sixty (60) days. The transactions described below were effected in the open market through brokers.

Trade Date	Shares Purchased	Price Per Share (1)(2)	Total Price (1)
7/5/2017	6,512,939	$11.9435	$77,787,416.39
7/6/2017	3,565,905	$11.9054	$42,453,596.98

(1)	Not including any brokerage commissions or service charges.

(2)	Denotes average Price Per Share for the corresponding Trade Date